                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2)

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                    STEWART INFORMATION SERVICES CORPORATION
                (Name of Registrant as Specified in its Charter)

                    STEWART INFORMATION SERVICES CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies: N/A

         2) Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)       Proposed maximum aggregate value of transaction:  N/A

         5)       Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:  N/A

         2)       Form, Schedule or Registration Statement No.:  N/A

         3)       Filing Party:  N/A

         4)       Date Filed:  N/A

         5)       Total fee paid:  N/A

                    STEWART INFORMATION SERVICES CORPORATION

                             1980 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 27, 2001

     Notice is hereby given that the Annual Meeting of the Stockholders of Stewart Information Services Corporation, a Delaware corporation (the "Company"), will be held on Friday, April 27, 2001, at 8:30 A.M. in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, for the following purposes:

         (1) To elect directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of Common Stock and Class B Common Stock of the Company at the close of business on February 28, 2001 will be entitled to vote at the meeting.

                                        By Order of the Board of Directors,

                                        Max Crisp

                                        Secretary


March 22, 2001


                                    IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                    STEWART INFORMATION SERVICES CORPORATION

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 27, 2001

     This Proxy Statement is furnished to the stockholders of Stewart Information Services Corporation (the "Company"), 1980 Post Oak Boulevard, Houston, Texas 77056 (Tel. No. 713/625-8100), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on Friday, April 27, 2001, at 8:30 A.M. in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, or any adjournment thereof.

     Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about March 22, 2001 to stockholders of record at the close of business on February 28, 2001 (the "Record Date").

     At the close of business on the Record Date, there were outstanding and entitled to vote 14,001,637 shares of Common Stock and 1,050,012 shares of Class B Common Stock, and only the holders of record on such date shall be entitled to vote at the meeting. As long as 600,000 or more shares of Class B Common Stock are issued and outstanding, at each election of directors the Common Stock and Class B Common Stock are voted as separate classes. Shares of the Company's Class B Common Stock are convertible on a one-for-one basis into shares of the Company's Common Stock.

     The holders of Common Stock, voting as a class, are entitled to elect five of the nine directors of the Company. Each share of Common Stock is entitled, at the option of the person voting such share, either to cast one vote per share for each of the five directors to be elected by the holders of the Common Stock or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees. The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If authority to vote for four or fewer of the nominees is withheld, and if there are nominees other than management nominees for the directorships to be filled by the holders of the Common Stock, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for which authority to vote is not withheld. If there are no nominees for the five positions to be elected by the holders of Common Stock other than the management nominees set forth herein, it is the intention of the persons named in the enclosed proxy to allocate the votes represented by the proxy evenly among the management nominees. If there should be any additional nominees for such positions, then the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, then the persons named in the enclosed proxy will have discretion as to which of such nominees may be elected.

     Unless a holder of Common Stock who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of those directors for whom authority to vote is withheld because the Company's By-Laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

     The holders of Class B Common Stock, voting as a class, are entitled to elect the remaining four of the nine directors of the Company. Each holder of Class B Common Stock has the right to vote, in person or by proxy, the number of shares owned by him for the four directors to be elected by the holders of Class B Common Stock and for whose election he has a right to vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date with respect to persons known to the Company to be the beneficial owners of more than 5% of either class of the Company's voting shares:

                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER        TITLE OF CLASS           OWNERSHIP      OF CLASS
------------------------------------        --------------           ----------     --------
Malcolm S. Morris                       Class B Common Stock           525,006       50.0
  3992 Inverness
  Houston, Texas 77019

Stewart Morris, Jr.                     Class B Common Stock           525,006       50.0
  #8 West Rivercrest
  Houston, Texas 77042

EQSF Advisers, Inc.                         Common Stock             2,111,900(1)    15.1
  767 Third Avenue
  New York, New York 10017

David L. Babson & Company, Inc.             Common Stock               881,000(2)     6.3
  One Memorial Drive
  Cambridge, Massachusetts 02142

Private Capital Management, Inc.            Common Stock               874,793(3)     6.2
  3003 Tamiami Trail N.
  Naples, Florida  34109

Franklin Resources, Inc.                    Common Stock               770,500(4)     5.5
  777 Mariners Island Boulevard
  San Mateo, California  94404

Dimensional Fund Advisors, Inc.             Common Stock               769,400(5)     5.5
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------
(1) EQSF Advisers, Inc. reported sole voting and dispositive power with respect to all of such shares in its report on Schedule 13G/A filed March 5, 2001. Includes 327,114 shares owned by M. J. Whitman Advisers, Inc. Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,951,400 of the shares reported by EQSF. Style Select Small-Cap Value Series, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 40,100 of the shares reported by EQSF, and Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 42,500 of the shares reported by EQSF.

(2) David L. Babson & Company, Inc., in its capacity as an investment advisor, reported sole voting and dispositive power with respect to all of such shares in its most recent report on Schedule 13G filed February 9, 2001.

(3) Private Capital Management, Inc. reported shared dispositive power and no voting power with respect to such shares in its Schedule 13G/A filed February 15, 2001.

(4) Direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. have sole voting and investment power with respect to all of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G/A filed February 9, 2001. Such report was also filed on behalf of Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC, affiliates of Franklin Resources, Inc.

(5) Dimensional Fund Advisors, Inc. reported sole voting and dispositive power with respect to all of such shares in its report on Schedule 13G filed February 2, 2001. Dimensional is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940 and furnishes advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported in this schedule are owned by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such securities.

     The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by Carloss Morris and Malcolm S. Morris, collectively, and by Stewart Morris and Stewart Morris, Jr., collectively. Such agreement also provides for rights of first refusal with respect to Class B Common Stock among themselves in the event of the death, voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Common Stock or Class B Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 2000 fiscal year, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that one report covering one transaction was filed late by Mrs. Nita Hanks, a director.

     The following table sets forth information as of the Record Date with respect to each class of the Company's voting shares beneficially owned by executive officers, directors and nominees for director of the Company and by all officers, directors and nominees for director of the Company as a group:

                                                                                 AMOUNT AND NATURE
                                                                                   OF BENEFICIAL     PERCENT
                     NAME                               TITLE OF CLASS             OWNERSHIP(1)      OF CLASS
                     ----                               --------------           ------------------  --------
Malcolm S. Morris..............................          Common Stock                 240,000(2)        1.7
                                                     Class B Common Stock             525,006          50.0

Stewart Morris, Jr. ...........................          Common Stock                 150,000(3)        1.1
                                                     Class B Common Stock             525,006          50.0

Lloyd Bentsen, III.............................          Common Stock                   5,905             *

Max Crisp......................................          Common Stock                  61,000(4)          *

Nita B. Hanks..................................          Common Stock                   1,366(5)          *

Paul W. Hobby..................................          Common Stock                   2,905             *

Dr. E. Douglas Hodo............................          Common Stock                   2,905             *

Dr. W. Arthur Porter...........................          Common Stock                   2,905             *

Martin J. Whitman..............................          Common Stock               2,284,924(6)       16.3

All officers, directors and nominees as a                Common Stock               2,751,910          19.0
  group (9 persons)............................      Class B Common Stock           1,050,012         100.0

----------
*    Less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Consists of 240,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 9).

(3) Consists of 150,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 9).

(4) Includes 58,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 9).

(5)  Includes 1,000 shares subject to stock options.

(6) The shares listed for Mr. Whitman consist of shares beneficially owned by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc., both of which are investment advisors having sole voting and investment powers with respect to such shares. Mr. Whitman is the chief executive officer and controlling person of EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. Mr. Whitman disclaims beneficial ownership of all such shares.

                              ELECTION OF DIRECTORS

     At the meeting, nine directors (constituting the entire Board of Directors) are to be elected. The holders of Common Stock are entitled to elect five directors, and the holders of Class B Common Stock are entitled to elect four directors. All directors of the Company hold office until the next annual meeting of stockholders or until their respective successors are elected and qualify. All officers of the Company hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are duly elected and qualified.

     During 2000, the Board of Directors held six meetings and executed one consent in lieu of meeting. No director attended fewer than 80% of such meetings. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. See "-Committees of the Board of Directors" at page 7.

COMMON STOCK

     The following persons have been nominated to fill the five positions to be elected by the holders of Common Stock. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                 DIRECTOR SINCE
------------------------------------------                 --------------
Lloyd Bentsen, III, 56, Director...........................     1995
Nita B. Hanks, 47, Director................................     1990
Dr. E. Douglas Hodo, 66, Director..........................     1988
Dr. W. Arthur Porter, 59, Director.........................     1993
Martin J. Whitman, 76, Director............................     2000

     Each of such persons was elected by the holders of Common Stock at the annual meeting of stockholders held in 2000. It is the intention of the persons named in the proxy for the holders of Common Stock to vote the proxies for the election of the nominees named above, unless otherwise specified.

     Mr. Bentsen served as an Advisory Director of the Company from 1992 until his election to the Board of Directors in 1995. Mr. Bentsen is a general partner and co-founder of Triad Ventures, a group of venture capital funds with over $50 million of capital that seeks to invest in Texas-based emerging growth companies. Mr. Bentsen also serves as a director of Zonagen, Inc., a development stage biopharmaceutical company. Prior to founding his venture capital firm in 1979, Mr. Bentsen spent ten years with Rotan Mosle, Inc., a regional investment banking firm, as a member of the corporate finance department. Mr. Bentsen is a graduate of Princeton University and holds an MBA from Stanford University.

     For more than the past five years, Mrs. Hanks has been a Senior Vice President of Stewart Title Guaranty Company ("Guaranty"), the Company's largest subsidiary. Mrs. Hanks is Director of Employee Services for the Company and brings a key perspective from the Company's employees to its Board of Directors. Employee costs represent one of the Company's largest expenses.

     Dr. Hodo serves as Chairman of the Company's Audit Committee. Dr. Hodo has served as President of Houston Baptist University for more than the past five years. Dr. Hodo also serves as a director of U.S. Global Investors Funds and chairman of its audit committee.

     Dr. Porter has served as Dean of the College of Engineering and University Vice President for Technology Development of the University of Oklahoma since 1998. Dr. Porter is also the Secretary of Science and Technology Development for the State of Oklahoma. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also had served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter is also a director of Electro Scientific Industries, Inc., Portland, Oregon, and Bookham Technologies, Oxfordshire, England.

     Mr. Whitman has served as Chairman and Chief Executive Officer of M. J. Whitman, Inc., and its predecessors (a broker-dealer), since 1974; Chief Executive Officer and a director of Danielson Holding Corporation since 1990 (and Chairman of the Board from 1990 to July 1999); Chairman, Chief Executive Officer and a director of Third Avenue Trust and its predecessor and EQSF Advisers, Inc. (the advisor to Third Avenue Trust) since 1990; and Chairman, Chief Executive and a Director of Third Avenue Variable Series Trust since June 1999. Mr. Whitman also serves as a director of Nabors Industries, Inc., a Director of Tejon Ranch Co., and from March 1993 to February 1996 a director of Herman's Sporting Good's, Inc., which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in April 1996. Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to 2000. Mr. Whitman also serves as an Adjunct Professor at Columbia University. Mr. Whitman is co-author of The Aggressive Conservative Investor and author of Value Investing:
A Balanced Approach.

CLASS B COMMON STOCK

     The following persons have been nominated to fill the four positions to be elected by the holders of Class B Common Stock. It is the intention of the persons named in the proxy for the holders of Class B Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                               DIRECTOR SINCE
------------------------------------------                                               --------------
Max Crisp, 66, Vice President-Finance, Secretary, Treasurer and Director.............         1970
Paul W. Hobby, 40, Director..........................................................         1989
Malcolm S. Morris, 54, Co-Chief Executive Officer
   and Chairman of the Board of Directors............................................         2000
Stewart Morris, Jr., 52, Co-Chief Executive Officer, President and Director..........         2000

     Each of such persons was elected by the holders of the Class B Common Stock at the annual meeting of stockholders held in 2000.

     Mr. Crisp has served as Vice President-Finance, Treasurer and Secretary of the Company and as its Chief Financial Officer for more than the past five years. Max Crisp is also Secretary, Treasurer and Vice President-Finance of Guaranty and Stewart Title Company ("Title"), a subsidiary of the Company.

     Mr. Hobby has served since 1995 as Chairman of Hobby Media Services, Inc., a media software company. Mr. Hobby is also a Vice President of Hobby Communications, L.L.C. In 1999 and 2000, Mr. Hobby served as the Co-Chief Executive Officer, Secretary and director of CinemaStar Luxury Theaters, Inc. Mr. Hobby also serves as the Chairman of Genesis Park GP Company LLC. Mr. Hobby served as Chairman of Columbine JDS Systems,

Inc. until October 31, 1997. Mr. Hobby also served as Vice President of H & C Communications, Inc. until December 31, 1996. Mr. Hobby also serves as a director of Aronex Pharmaceuticals, Coastal Bancorp and Propaganda Films, Inc.

     Malcolm S. Morris has served as Chairman of the Board and Co-Chief Executive Officer of the Company since January 31, 2000, and as Senior Executive Vice President-Assistant Chairman of the Company for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as President and Chief Executive Officer of Guaranty and Chairman of the Board of Title.

     Stewart Morris, Jr. has served as President and Co-Chief Executive Officer of the Company since January 31, 2000, and for more than five years prior to that time as Senior Executive Vice President-Assistant President of the Company. Stewart Morris, Jr. has also served for more than the past five years as President and Chief Executive Officer of Title and Chairman of the Board of Guaranty.

     Stewart Morris, Jr. and Malcolm S. Morris are cousins. Acting together, they have the power to direct the management and policies of the Company. Accordingly, they may be deemed to be "control persons" as such term is used in regulations adopted under the Securities Exchange Act of 1934.

ADVISORY DIRECTORS

     In addition to the directors elected by the holders of the Company's Common Stock and Class B Common Stock, the Company has five advisory directors who are appointed by the Company's Board of Directors. The Company's advisory directors receive notice of and regularly attend meetings of the Company's Board of Directors. They provide valuable insights and advice to the Company and participate fully in all deliberations of the Company's Board of Directors but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as do the members of the Company's Board of Directors elected by the stockholders of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. The Executive Committee may exercise all of the powers of the directors, except those specifically reserved to the Board of Directors by law. Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp serve as the members of the Executive Committee. During 2000, the Executive Committee held five meetings at which all members were present and executed 54 consents in lieu of meetings. No member of the Executive Committee attended fewer than 80% of the meetings of the Executive Committee.

     Audit Committee. It is the duty of the Audit Committee to (i) review, with the Company's independent auditors, the scope of the annual audit, (ii) review the independent auditors' management letter and (iii) meet with the Company's internal auditors. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company, a copy of which is attached as Annex A to this proxy statement. The Audit Committee is comprised of Dr. E. Douglas Hodo, Lloyd Bentsen, III, and Paul W. Hobby. During 2000, the Audit Committee held three meetings at which all members were present.

     Nominating Committee. The Nominating Committee was formed on February 9, 2001 and is comprised of Dr. W. Arthur Porter and Lloyd Bentsen, III. It is the duty of the Nominating Committee to (i) recommend to the Board of Directors of the Company nominations of persons for election to the Board of Directors of the Company by the holders of Common Stock, (ii) create procedures for identification of nominees, (iii) consider and recommend to the Board of Directors criteria for membership and (iv) receive and consider nominations submitted by stockholders of the Company. In order to be considered by the Nominating Committee, pursuant to the Company's By-Laws, nominations of persons for election by the holders of

Common Stock to the Board of Directors of the Company at the Annual Meeting of Stockholders of the Company to be held in 2002 must be received by the Company no later than February 15, 2002.

     Compensation Committee. See "Executive Compensation--Compensation Committee" at page 11 for information with respect to the Company's Compensation Committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes compensation information concerning each of the Company's executive officers for each of the three years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                  ANNUAL COMPENSATION                    (AWARDS)
                                      ------------------------------------------       -------------
                                                              MINIMUM      VARIABLE                         ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR       SALARY        BONUS        BONUS      STOCK OPTIONS      COMPENSATION
    ---------------------------       ----       ------        -----        -----      -------------      ------------
                                                  ($)           ($)           ($)        (# shares)            ($)
Stewart Morris, Jr.                   2000       135,000      250,000           --         25,000           8,079(1)
   President and Co-Chief             1999       130,000      125,000      245,000         20,000           9,798
   Executive Officer                  1998       130,000      125,000      245,000         24,000           6,226

Malcolm S. Morris                     2000       135,000      250,000           --         25,000           9,554(2)
   Chairman of the Board and          1999       130,000      125,000      245,000         20,000           9,878
   Co-Chief Executive Officer         1998       130,000      125,000      245,000         24,000           2,027

Max Crisp                             2000       140,000      126,000           --         16,500         118,451(3)
   Vice President-Finance,            1999       140,000      100,000      142,755         13,000           9,403
   Secretary and Treasurer            1998       140,000       68,000      217,000         12,000           7,893

----------
(1) Includes matching contributions to the Company's 401(k) plan ($1,500), director's fees ($2,600) and $3,979, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(2) Includes matching contributions to the Company's 401(k) plan ($1,500), director's fees ($2,100) and $5,954, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(3) Includes $110,375 paid to Mr. Crisp under his deferred compensation agreement. See "-Deferred Compensation Agreements" at page 10. Also includes matching contributions to the Company's 401(k) plan ($1,500), director's fees ($2,100) and $4,476, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

     Each executive officer of the Company holds office until the regular meeting of directors following the annual meeting of stockholders or until his successor is duly elected and qualifies.

OPTION GRANTS AND EXERCISES

     The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 2000 to each of the Company's executive officers. All such grants were made on February 4, 2000, under the terms of the Company's 1999 Stock Option Plan. The hypothetical values on the date of grant of stock options granted in 2000 shown below are presented pursuant to the rules of the Securities and Exchange Commission and are calculated under the modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading on the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an optionee. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock issuable under the stock option at the time the stock options are exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2000

                                                            INDIVIDUAL GRANTS
                                 ---------------------------------------------------------------------
                                             PERCENT OF
                                                TOTAL
                                               OPTIONS                                      GRANT DATE
                                  OPTIONS     GRANTED TO      EXERCISE      EXPIRATION       PRESENT
             NAME                 GRANTED     EMPLOYEES        PRICE            DATE         VALUE(1)
             ----                ----------  -----------      --------      -----------     -----------
                                 (# shares)      (%)             ($)                           ($)
Stewart Morris, Jr...........      25,000       29.0           13.00           2/4/10        201,650

Malcolm S. Morris............      25,000       29.0           13.00           2/4/10        201,650

Max Crisp....................      16,500       19.2           13.00           2/4/10        133,089

----------
(1) The grant date present values are calculated under the Model. The Model is a mathematical formula used to value stock options and is based on assumptions regarding the stock's historical volatility (49.9%), dividend rate (0.96%), option term (10 years) and risk-free rate of return (6.52%). The grant date present value does not reflect any discount with respect to prohibitions on transfer.

     The following table sets forth information concerning each exercise of stock options during the year ended December 31, 2000 by each of the Company's executive officers and the value of unexercised options at December 31, 2000. The Company has not issued any tandem or freestanding stock appreciation rights.

   AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000


                                                                   NUMBER OF              VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                  SHARES                         DECEMBER 31, 2000           DECEMBER 31, 2000
                               ACQUIRED ON     VALUE        --------------------------  --------------------------
             NAME                EXERCISE     REALIZED      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
             ----              -----------    --------      -----------  -------------  -----------  -------------
                                (# shares)       ($)         (# shares)    (# shares)       ($)           ($)
Stewart Morris, Jr...........           --          --         125,000              --    1,050,418             --

Malcolm S. Morris............           --          --         215,000              --    2,634,791             --

Max Crisp....................           --          --          41,500              --       77,452             --

COMPENSATION OF DIRECTORS

     Directors of the Company, other than employees of the Company, receive an annual retainer of $8,500 and directors' fees of $2,000 per meeting attended. Directors of the Company who are employees receive directors' fees of $150 per meeting. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Company receive $1,000 per meeting attended. No additional amounts are paid to members of the Executive Committee for their services as such. Pursuant to the Stewart Information Services Corporation 1996 Directors' Stock Plan (the "1996 Plan"), each non-employee director other than Mr. Whitman receives, in addition to the annual retainer and per-meeting fees described above, an annual award of shares of Common Stock of the Company valued at $8,500 based on the fair market value of the Common Stock on the date of the award. The Company also reimburses each director for the cost of an annual medical examination. Mr. Whitman receives an additional $8,500 in annual director fees in lieu of any share awards. In January 2000, Mrs. Hanks was granted, in her capacity as Director of Employee Services for the Company, a 10-year option for 1,000 shares of the Company's Common Stock at an exercise price of $13.00 per share.

DEFERRED COMPENSATION AGREEMENTS

     On March 10, 1986, the Company entered into a Deferred Compensation Agreement with each of Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp (individually, a "Beneficiary"). Pursuant to such agreements, as amended, a Beneficiary or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of income taxes thereon, result in a net annual payment of $66,667 to Max Crisp and $133,333 to each of Malcolm S. Morris and Stewart Morris, Jr. For purposes of such agreements, each Beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a Beneficiary's employment with the Company is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a Beneficiary under certain insurance policies currently maintained by the Company will reduce payments due to such Beneficiary under his Deferred Compensation Agreement.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock with the cumulative total return of the Russell 2000 Index and the Russell 2000 Financial Services Sector Index (which includes the Company and its major publicly owned competitors) for the five years ended December 31, 2000. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1995 and that all dividends were reinvested.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, RUSSELL 2000 AND RUSSELL 2000 FINANCIAL SERVICES SECTOR

                                    [GRAPH]

                                               AT DECEMBER 31,
                              ---------------------------------------------------------
                                1995      1996      1997     1998      1999      2000
                              -------   -------   -------   -------   -------   -------
Company ...................   $100.00   $ 97.66   $137.98   $277.65   $128.67   $214.44

Russell 2000 ..............    100.00    116.49    142.54    138.91    168.44    163.35

Russell 2000 Financial
   Services Sector ........    100.00    128.83    175.25    162.64    153.09    185.32

COMPENSATION COMMITTEE

     It is the duty of the Compensation Committee to approve the compensation of the executive officers. The Compensation Committee is comprised of Paul W. Hobby and Dr. W. Arthur Porter. During 2000, the Compensation Committee held one meeting at which all members were present.

     Compensation Committee Report on Executive Compensation

To the Board of Directors of
Stewart Information Services Corporation:


                          COMPENSATION COMMITTEE REPORT

     Compensation Policy. The Compensation Committee of the Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee reviews the compensation program of the Company during each year as it deems necessary. The objective of the Committee is to provide executive officers of the Company with a compensation package that is fair and reasonable based on their individual levels of responsibility and performance in relation to the compensation of executive officers of other publicly held companies in the title insurance and comparable industries. In making its determinations as to the reasonableness of the Company's executive compensation, the Committee relies in part on the advice of a nationally recognized, independent compensation consulting firm. The principal elements of the Company's executive compensation program are an annual salary, an annual cash bonus and stock option grants to executive officers.

     On January 31, 2000, Malcolm S. Morris and Stewart Morris, Jr. were elected to the Board of Directors of the Company. Malcolm S. Morris was elected Chairman of the Board and Co-Chief Executive Officer, and Stewart Morris, Jr. was elected President and Co-Chief Executive Officer of the Company. Carloss Morris and Stewart Morris, who had served in those capacities since 1975, were elected advisory directors.

     Base Salary. For 2000, the base salary level for each of the Co-Chief Executive Officers of the Company was increased from $130,000 to $135,000. Historically, base salaries of the Company's executive officers have remained relatively stable from year to year. While the Company maintains no direct payroll, base salaries of the Company's executive officers paid at the subsidiary level are set at levels deemed reasonable by the Committee based upon its subjective evaluation of the executive officer's level of responsibility.

     Annual Bonus. Each of the Co-Chief Executive Officers is eligible to receive an annual cash bonus based on the consolidated income before taxes of Guaranty. The annual bonus is a percentage of the consolidated income before taxes of Guaranty, subject to a minimum bonus of $250,000. The Committee believes that the consolidated income before taxes of Guaranty, and the effect thereof on the Company's book value per share, are important determinants over time of the value of the Company's Common Stock. For 2000, the Committee recommended and the Company adopted the following bonus formula for each of the Co-Chief Executive Officers:


             CONSOLIDATED INCOME BEFORE               PERCENT PAYABLE
                 TAXES OF GUARANTY                       AS BONUS
             --------------------------               ---------------
       Up to $20 million.....................              1.00%

       $20 million to $40 million ...........              0.75%

       $40 million to $60 million ...........              0.50%

       Over $60 million .....................              0.25%

The consolidated income before taxes of Guaranty in 2000 was $2.9 million. Accordingly, each of the Co-Chief Executive Officers received the minimum bonus of $250,000 each.

     Stock Options. Pursuant to the Company's 1999 Stock Option Plan (the "1999 Plan"), in 2000 the Committee granted options to Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp for 25,000, 25,000 and 16,500 shares, respectively. See "--Option Grants and Exercises" elsewhere in the Proxy Statement in which this report is included. The grant date values of such options were taken into account by the Committee in determining the reasonableness of the recipient officer's annual compensation package. The purpose of the 1999 Plan is to make available to the Committee an additional form of compensation that will align the interests of executive officers with those of the stockholders over a multi-year term. Each of the executive officers is eligible for grants of options at a purchase price not less than the fair market value of the shares on the date of grant.

     The Company's net earnings declined from $1.95 per diluted share in 1999 to $.04 per diluted share in 2000. The Committee recognizes that the title insurance industry is strongly affected by nationally prevailing interest rates, and the Company's financial results from year to year will depend largely on the level of real estate activity in its primary markets. The Committee subjectively evaluates the performance of the Company's executive officers, including the Co-Chief Executive Officers, with respect to their efforts to provide for the long-term financial well being of the Company and to respond to continuing changes in the industry environment. In 2000, the Committee gave particular consideration to the efforts of the Co-Chief Executive Officers in further developing the Company's automation programs, entering new markets through acquisitions and pursuing opportunities in international markets.

                                    Paul W. Hobby           Dr. W. Arthur Porter

                                      Members of the Compensation Committee


                        SELECTION OF INDEPENDENT AUDITORS

     KPMG LLP has been selected by the Company as its principal independent auditors for the Company's fiscal year ending December 31, 2001, and served in such capacity for the Company's fiscal year ended December 31, 2000. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $459,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $5,000.

ALL OTHER FEES

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000 were $150,000.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for the general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company's standards for Corporate Compliance. The Company's management has primary responsibility for preparing the financial statements and for the Company's financial reporting process. The Company's independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles in the United States of America.

         In this context, the Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

     2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

     3. The Audit Committee has received the written disclosures and letters from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee has approved that the audited financial statements be included in the Company's annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

         Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

         The undersigned members of the Audit Committee have submitted this report:

E. D. Hodo
Lloyd Bentsen, III
Paul Hobby

Dated:  March 19, 2001

                              CERTAIN TRANSACTIONS

     Stewart Morris is the father of Stewart Morris, Jr. and Carloss Morris is the father of Malcolm S. Morris. Stewart Morris and Carloss Morris are brothers. During the year ended December 31, 2000, Stewart Morris served as a director of Title and Guaranty and as chairman of Title's executive committee, and Carloss Morris served as a director of Title and Guaranty and as chairman of Guaranty's executive committee. Aggregate salaries, bonuses and other compensation for 2000 for Stewart Morris and Carloss Morris were $354,836 and $364,792, respectively.

     During 2000, the Company and its subsidiaries paid a total of $315,161 to the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Carloss Morris and Malcolm S. Morris are shareholders. In connection with real estate transactions processed by Title, such firm receives legal fees from its clients who are also customers of Title and who select such firm as their counsel.

     During 2000, Marietta Maxfield, a sister of Malcolm S. Morris, was a full-time attorney for Guaranty and was paid $112,596 for services rendered in such capacity.

                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock or Class B Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2002 must be received by the Company at its principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, no later than November 22, 2001, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     Proxies for the Company's annual meeting of stockholders to be held in 2002 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company receives notice, by certified mail, return receipt requested, addressed to the Company's Secretary, not later than the 15th day of February next preceding the meeting, that the matter will be presented at the annual meeting and (ii) the Company fails to include in its proxy statement for the annual meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

     The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in soliciting proxies for the proposals described in this proxy statement. The Company has agreed to pay Innisfree a fee for such services, which is not expected to exceed $6,500 plus expenses. In addition to solicitation by use of the mails, certain officers or employees of the Company, and of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

                                          By Order of the Board of Directors,

                                          Max Crisp

                                          Secretary


March 22, 2001

                                                                         ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                   OF STEWART INFORMATION SERVICES CORPORATION

The primary functions of the audit committee ("Committee") are to assist the board of directors in fulfilling its oversight responsibilities relating to (1) the public financial reports of the company, (2) the systems of internal controls used by the company and (3) the audit process.

Committee members shall meet the requirements of the New York Stock Exchange. The Committee shall comprise three or more directors (only) as determined by the board. Each shall be an independent director, with a working familiarity with basic finance and accounting and be able to read and understand fundamental financial statements. At least one member shall have accounting or related financial management expertise, as the board of directors interprets such qualification in its business judgment.

Committee members shall serve until their successors are elected. Unless a Chair is elected by the full board, the Committee shall elect its own Chair. The Committee shall meet at least four times annually.

The board must approve the initial charter. The Committee shall review and assess the adequacy of the charter at least annually and submit it to the board for approval. The Committee shall have the charter published in accordance with SEC proxy rules (once every three years).

In carrying out its responsibilities, the Committee shall:

1. Satisfy itself as to the independence and objectivity of the CPA firm ("independent auditor") and the company's director of internal auditing. Review the fees paid for management consulting and other services provided by the independent auditor.

2. Represent, together with the board of directors, the ultimate authority to who the independent auditor shall be accountable. Review and decide on the engagement, dismissal and compensation of the independent auditor, including recommendations requested by the Committee from management. Request board approval for terminations and initial engagements of the independent auditor.

3. Review and concur in the appointment, replacement, reassignment or dismissal of the director of internal auditing.

4. Review the audit scope, and any changes in scope, with the independent auditor. Review the audit plans of the internal auditors. Discuss completeness of coverage, coordination of audit effort, any redundancies and the effective use of audit resources. Discuss the adequacy of the staff and budget of internal audit.

5. Inquire of management, the independent auditor and the director of internal audit any significant risks or exposures and assess the steps management has taken to minimize risk to the company.

6. Consider and review with the independent auditor and the director of internal audit the adequacy of the company's internal controls. Include in the review any related significant findings and recommendations by the independent auditor and the director of internal audit. Review management responses.

7. Inquire about any payments, transactions or procedures that could be deemed illegal or improper. Further, review any lack of adherence to the company's code of conduct.

8. Inquire of the independent auditor and director of internal audit of any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information.

9. Review the audited financial statements for the year with the independent auditor and management.

10. Require the independent auditor to perform timely reviews of the quarterly financial statements. The independent auditor, along with the company's Chief Financial Officer (or designee) and Director of Audit Services (or designee), will communicate with the Committee prior to the release of quarterly and year-end financial results. Require the independent auditor to disclose fully any significant matters identified. ("Significant matters" include any significant adjustments, management judgments and accounting estimates, significant new accounting policies or disagreements with management.)

11. Adopt a report to be included in the annual proxy statement that states the Committee (1) reviewed and discussed the audited financial statements for the year with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; (3) received and discussed with the independent accountants the independence matters required by Independence Standards Board Statement No. 1 and (4) recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

12. Discuss legal and regulatory matters that may have a material impact on the financial statements.

13. Provide that financial management and the independent auditor discuss with the committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures. Inquire of the independent auditor's view whether management estimates and choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset and liability recognition, and whether the company's positions are common practices or are minority practices.

14. Meet with the director of internal audit, independent auditor and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee.

15. Report committee actions to the board of directors with recommendations the committee may deem appropriate.

16. Use the committee's empowerment to retain independent counsel, accountants or others to assist the committee in the conduct of any investigation that is within the committee's scope of responsibilities.

17. Perform such other functions as assigned by law, the company's charter or bylaws or the board of directors.

18. Two of the three members shall constitute a quorum for a meeting of the Audit Committee. The affirmative vote of the quorum of the members shall be the act of the Audit Committee.

                                                  STEWART INFORMATION SERVICES CORPORATION              PLEASE MARK
                                                                                                        YOUR VOTE AS
                                                                                                        INDICATED IN    [X]
                                                                                                        THIS EXAMPLE

The Board of Directors recommends a vote FOR:
1. Election of Directors --
 FOR all nominees            WITHHOLD                        Nominees: Lloyd Bentsen, III, Nita B. Hanks, Dr. E. Douglas Hodo,
 listed at right            AUTHORITY                                  Dr. W. Arthur Porter, Martin J. Whitman
(except as marked    to vote for all nominees
 to the contrary)         listed at right                     (Instruction: To withhold authority to vote for any nominee,
      [ ]                       [ ]                           write that nominee's name on the line below.)


                                                              -------------------------------------------------------------------


                                                                          The undersigned acknowledges receipt of the Notice of
                                                                          Annual Meeting of Stockholders and of the Proxy
                                                                          Statement.

                                                                          Dated                                          , 2001
                                                                                ----------------------------------------

                                                                          Signature(s)
                                                                                      -----------------------------------------

                                                                          -----------------------------------------------------

                                                                          Please sign exactly as your name appears. Joint owners
                                                                          should each sign personally. Where applicable, indicate
                                                                          your official position or representation capacity.

----------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -




                                                      YOUR VOTE IS IMPORTANT!

                                        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                             PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY                                                                     PROXY

                    STEWART INFORMATION SERVICES CORPORATION

             THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 27, 2001

     The undersigned appoints Ken Anderson, Jr. and Tannie L. Pizzitola, Jr., and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 27, 2001, or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.

     PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -